                                                                       EXHIBIT 2



                            ASSET PURCHASE AGREEMENT


                            DATED AS OF MAY 7, 1997


                                 BY AND BETWEEN

                              SAWYER ENERGY, INC.,
                         SOUTH CENTRAL PETROLEUM, INC.,
                     ENERCO EXPLORATION AND MANAGEMENT CO.,
                                LINDA GIULIANI,
                              GREGORY E. GIULIANI,
                                PETER G. MYHRE,
              PETER G. MYHRE, TRUSTEE OF THE BETTY J. MYHRE TRUST,
                             KAROLYN SUBSTAD MYHRE,
                                JERRY R. SAWYER,
                           MARY CAROLYN SMITH SAWYER,
                             RONALD L. SAWYER, AND
                              ASHLEY SAWYER SHEA,

                                  AS SELLERS,

                                      AND

                              CRYSTAL GAS, L.L.C.

                                    AS BUYER

                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I           CERTAIN DEFINITIONS ...................................   1
   Section 1.1      Certain Defined Terms .................................   1
   Section 1.2      References, Gender, Number ............................   1

ARTICLE II          SALE AND PURCHASE .....................................   2

ARTICLE III         CONSIDERATION AND PAYMENT .............................   2
   Section 3.1      Consideration .........................................   2
   Section 3.2      Payment ...............................................   2
   Section 3.3      Adjustment Period Cash Flow ...........................   2
   Section 3.4      Post Closing Review ...................................   3
   Section 3.5      Gas Imbalance Credits .................................   3
   Section 3.6      Ad Valorem Taxes ......................................   4

ARTICLE IV          REPRESENTATIONS AND WARRANTIES ........................   4
   Section 4.1      Representations and Warranties of Sellers .............   4
       (a)          Organization and Qualification ........................   4
       (b)          Authority .............................................   4
       (c)          Enforceability ........................................   4
       (d)          No Conflict or Violation ..............................   5
       (e)          Consents ..............................................   5
       (f)          Preference Rights and Transfer Requirements ...........   5
       (g)          Actions; Orders .......................................   5
       (h)          Compliance With Laws ..................................   5
       (i)          Permits; Filings ......................................   6
       (j)          Contracts and Leases ..................................   6
       (k)          Compliance With Contracts and Leases ..................   6
       (l)          Brokerage Fees and Commissions ........................   6
       (m)          Taxes .................................................   6
       (n)          Adequacy of Assets ....................................   6
       (o)          Reserve Report ........................................   6
       (p)          Environmental Matters .................................   7
       (q)          Insurance .............................................   8
       (r)          Well Status ...........................................   8
       (s)          Status of Sellers .....................................   8
       (t)          Condition of Assets ...................................   8
       (u)          Bankruptcy ............................................   8


                                                                            Page
       (v)          Proposed Operations or Expenditures ...................   8
   Section 4.2      Representations and Warranties of Buyer ...............   8
       (a)          Organization and Qualification ........................   8
       (b)          Corporate Authority ...................................   8
       (c)          Enforceability ........................................   9
       (d)          No Conflict or Violation ..............................   9
       (e)          Consents ..............................................   9
       (f)          Actions; Orders .......................................   9
       (g)          Brokerage Fees and Commissions ........................   9

ARTICLE V           INVESTIGATION OF ASSETS; CONFIDENTIALITY ..............   9
   Section 5.1      Investigation of Assets ...............................  10
       (a)          Access to Information .................................  10
       (b)          Access to Property ....................................  10
   Section 5.2      Confidential Information ..............................  10

ARTICLE VI          TITLE ADJUSTMENTS .....................................  11
   Section 6.1      Buyer's Title Review ..................................  11
       (a)          Buyer's Assertion of Title Defects ....................  11
       (b)          Purchase Price Allocations ............................  11
       (c)          Sellers' Opportunity to Cure ..........................  11
       (d)          Buyer's Title Adjustments .............................  11
   Section 6.2      Determination of Title Defects ........................  11

ARTICLE VII         COVENANTS OF SELLERS AND BUYER ........................  13
   Section 7.1      Conduct of Business Pending Closing ...................  13
       (a)          Sales .................................................  13
       (b)          Encumbrances ..........................................  13
       (c)          Operation of Assets ...................................  13
       (d)          Contracts and Agreements ..............................  13
       (e)          Notice of Defaults ....................................  14
   Section 7.2      Related Agreements ....................................  14
   Section 7.3      Public Announcements ..................................  14
   Section 7.4      Further Assurances ....................................  14
   Section 7.5      Financial Statements ..................................  14
   Section 7.6      Site Remediation ......................................  15

ARTICLE VIII        CLOSING CONDITIONS ....................................  15
   Section 8.1      Sellers' Closing Conditions ...........................  15
       (a)          Representations, Warranties and Covenants .............  15


                                                                            Page
       (b)          Officer's Certificate .................................  15
       (c)          Related Agreements ....................................  15
       (d)          No Action .............................................  15
       (e)          Opinion of Counsel ....................................  16
   Section 8.2      Buyer's Closing Conditions ............................  16
       (a)          Representations, Warranties and Covenants .............  16
       (b)          Certificates ..........................................  16
       (c)          Related Agreements ....................................  16
       (d)          No Action .............................................  16
       (e)          Opinion of Counsel ....................................  16
       (f)          Title Adjustments .....................................  16
       (g)          Affidavits of Non-foreign Status ......................  17
       (h)          Casualty or Condemnation ..............................  17
       (i)          No Material Adverse Change ............................  17
       (j)          Environmental Assessment ..............................  17
       (k)          Change of Operator ....................................  17

ARTICLE IX          CLOSING ...............................................  17
   Section 9.1      Closing ...............................................  17
   Section 9.2      Sellers' Closing Obligations ..........................  17
   Section 9.3      Buyer's Closing Obligations ...........................  18

ARTICLE X           EFFECT OF CLOSING .....................................  18
   Section 10.1     Revenues ..............................................  18
   Section 10.2     Expenses ..............................................  18
   Section 10.3     Payments and Obligations ..............................  18

ARTICLE XI          CASUALTY AND CONDEMNATION .............................  19
   Section 11.1     Effect of Casualty or Condemnation  ...................  19
   Section 11.2     Proceeds and Awards ...................................  19

ARTICLE XII         ASSUMPTION AND INDEMNIFICATION ........................  19
   Section 12.1     Indemnification By Buyer ..............................  19
   Section 12.2     Indemnification By Sellers ............................  20
   Section 12.3     Third Party Claims ....................................  20

ARTICLE XIII        TERMINATION; REMEDIES .................................  21
   Section 13.1     Termination ...........................................  21
   Section 13.2     Effect of Termination .................................  21
   Section 13.3     Remedies ..............................................  21


                                                                            Page
       (a)           Sellers' Remedies ....................................  21
       (b)           Buyer's Remedies .....................................  21
   Section 13.4      Limitations ..........................................  22
       (a)           Independent Investigation and Disclaimer of Warranties  22
       (b)           Damages ..............................................  22
       (c)           Several Liability of Sellers .........................  23

ARTICLE XIV          MISCELLANEOUS ........................................  23
   Section 14.1      Counterparts .........................................  23
   Section 14.2      Governing Law ........................................  23
   Section 14.3      Entire Agreement .....................................  23
   Section 14.4      Expenses .............................................  24
   Section 14.5      Notices ..............................................  24
   Section 14.6      Successors and Assigns ...............................  25
   Section 14.7      Headings .............................................  25
   Section 14.8      Amendments and Waivers ...............................  25
   Section 14.9      Schedules and Exhibits ...............................  25
   Section 14.10     Purchase Price Allocation for Tax Purposes ...........  25
   Section 14.11     Interpretation .......................................  26
   Section 14.12     Agreement for the Parties' Benefit Only ..............  26
   Section 14.13     Severability .........................................  26
   Section 14.14     Arbitration ..........................................  26
   Section 14.15     Recovery of Costs and Attorneys' Fees ................  26
   Section 14.16     Consent to Jurisdiction and Service of Process .......  27

                                    EXHIBITS



Exhibit 7.2(a)  --   Conveyance
Exhibit 7.2(b)  --   Deed
Exhibit 8.2(g)  --   Affidavit of Non-foreign Status
Exhibit A-1     --   Arbitration Procedures
Exhibit A-2     --   Property Schedule



                                   SCHEDULES


Schedule 4.1(h)   --   Non-Compliance with Laws
Schedule 4.1(i)   --   Permits and Filings
Schedule 4.1(j)   --   Contracts and Leases
Schedule 4.1(k)   --   Non-Compliance with Contracts and Leases
Schedule 4.1(p)   --   Environmental Exceptions
Schedule 4.1(q)   --   Insurance
Schedule 4.1(t)   --   Condition of Assets
Schedule 7.6      --   Site Remediation Work
Schedule 13.4(c)  --   Several Liability of Sellers
Schedule 14.10    --   Purchase Price Allocation for Tax Purposes
Schedule A-1      --   Certain Excluded Assets
Schedule A-2      --   Certain Permitted Encumbrances
Schedule A-3      --   Royalty Accounts
Schedule A-4      --   Existing Imbalances

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 7, 1997, is by and between SAWYER ENERGY, INC., a Louisiana corporation ("SEI"), SOUTH CENTRAL PETROLEUM, INC., a Texas corporation ("SCPI"), ENERCO EXPLORATION AND MANAGEMENT CO., a Texas corporation ("Enerco"), LINDA GIULIANI and husband, GREGORY E. GIULIANI, residents of Tarrant County, Texas, PETER G. MYHRE and wife, KAROLYN SUBSTAD MYHRE, residents of Dallas County, Texas, PETER G. MYHRE, TRUSTEE OF THE BETTY J. MYHRE TRUST, a trust established under Trust Agreement dated August 21, 1995, JERRY R. SAWYER and wife, MARY CAROLYN SMITH SAWYER, residents of Caddo Parish, Louisiana, RONALD L. SAWYER, a resident of Caddo Parish, Louisiana, and ASHLEY SAWYER SHEA, a resident of Shelby County, Tennessee (collectively referred to herein as "Sellers" and individually as "Seller"), and CRYSTAL GAS, L.L.C., a Louisiana limited liability company ("Buyer").

     WHEREAS, Sellers own certain oil and gas properties and related assets;

     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, such oil and gas properties and related assets upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

     Section 1.1 Certain Defined Terms. Unless the context otherwise requires, the respective terms defined in APPENDIX A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

     Section 1.2 References, Gender, Number. All references in this Agreement to an "Article," "Section," or "subsection" shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

                                  ARTICLE II
                               SALE AND PURCHASE

     Subject to the terms and conditions of this Agreement, Sellers agree to sell and convey to Buyer, and Buyer agrees to purchase from Sellers, the Assets.


                                   ARTICLE III
                           CONSIDERATION AND PAYMENT

     Section 3.1 Consideration. The consideration for the sale and conveyance of the Assets to Buyer is $12,000,000.00 (the "Purchase Price"), as adjusted in accordance with the terms of this Agreement. The "Adjusted Purchase Price" shall be the Purchase Price (i) as adjusted by the Initial Adjustment Amount determined pursuant to Section 3.3, (ii) as adjusted for Title Defects, if any, in accordance with Section 6.1, (iii) as may be adjusted for Unscheduled Imbalances pursuant to Section 3.5 and (iv) as adjusted for ad valorem taxes pursuant to Section 3.6.

     Section 3.2 Payment. At the Closing, Buyer shall wire transfer the Adjusted Purchase Price in immediately available funds to Deposit Guaranty National Bank in Jackson, Mississippi, ABA Routing No. 0653-0543-6 for the account of SEI, Account No. 610-0116263, Commercial National Bank in Shreveport, Shreveport, Louisiana, or such other account specified by SEI to Buyer on or prior to the second business day immediately preceding the Closing Date.

     Section 3.3 Adjustment Period Cash Flow.

     (a) The Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the Net Cash Flow with respect to the Assets for the time period (the "Adjustment Period") beginning at the Effective Time and ending at 7:00 a.m. (local time) on the Closing Date. Sellers shall deliver to Buyer on or prior to the fifth business day immediately preceding the Closing Date a statement (the "Adjustment Statement") setting forth Sellers' preliminary determination (the "Initial Adjustment Amount") of the Net Cash Flow. If the Initial Adjustment Amount shown on the Adjustment Statement is a positive number, then the Purchase Price shall be increased by such amount. If the Initial Adjustment Amount shown on the Adjustment Statement is a negative number, then the Purchase Price shall be decreased by such amount.

     (b) The Adjustment Statement shall be based upon actual information available to Sellers at the time of its preparation and upon Sellers' good faith estimates and assumptions. There shall be attached to the Adjustment Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the Net Cash Flow shown therein.

     (c) The "Net Cash Flow" shall be the algebraic sum of (i) subject in all cases to compliance with the requirements and limitations contained in Article VIII, a positive amount equal to the aggregate amount paid by Sellers as Sellers' share of the direct costs or expenses of maintenance, development and operation of the Assets (including severance taxes and gathering and marketing expenses and insurance costs) incurred with respect to the Adjustment Period (including prepayments of not more than sixty (60) days in advance of any such costs or expenses), (ii) a positive amount equal to the aggregate amount paid by Sellers as Sellers' share of overhead charges paid under existing operating agreements listed on SCHEDULE 4.1(J) covering the Assets, (iii) a negative amount equal to the aggregate gross proceeds received from or attributable to the sale or disposition of Hydrocarbons produced from the Assets during the Adjustment Period or from or attributable to the rental, sale, salvage or other disposition of any other Assets during the Adjustment Period, and (iv) a negative amount equal to the aggregate amount of any costs or expenses incurred under clause (i) above and reimbursed to Sellers by any third party; provided, however, the amounts held by Sellers for the account or benefit of any third party joint interest owners, including the Royalty Accounts, shall not be included in the calculation of Net Cash Flow, and therefore, shall not have an effect on the Purchase Price.

     Section 3.4 Post Closing Review. After the Closing, Sellers shall review the Adjustment Statement and determine the actual Net Cash Flow. On or prior to the sixtieth day after the Closing Date, Sellers shall present Buyer with a statement of the actual Net Cash Flow and such supporting documentation as is reasonably necessary to support the Net Cash Flow shown therein (the "Final Adjustment Statement"). Buyer will give representatives of Sellers reasonable access to its premises and to its books and records for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of Buyer to assist Sellers and Sellers' representatives, at no cost to Sellers, in the preparation of the Final Adjustment Statement. Sellers will give representatives of Buyer reasonable access to their premises and to their books and records for purposes of reviewing the calculation of Net Cash Flow and will cause appropriate personnel of Sellers to assist Buyer and its representatives, at no cost to Buyer, in verification of such calculation. The Final Adjustment Statement shall become final and binding on Sellers and Buyer as to the Net Cash Flow ninety (90) days following the date the Final Adjustment Statement is received by Buyer, except to the extent that prior to the expiration of such ninety (90) day period Buyer shall deliver to Sellers notice of its disagreement with the contents of the Final Adjustment Statement. If Buyer has timely delivered a notice of disagreement to Sellers, then, upon written agreement between Buyer and Sellers resolving all disagreements of Buyer set forth in such notice, the Final Adjustment Statement will become final and binding upon Buyer and Sellers as to the Net Cash Flow. If the Final Adjustment Statement has not become final and binding by the one-hundred twentieth (120th) day following its receipt by Buyer, then Buyer or Sellers may submit any unresolved disagreements of Buyer set forth in such notice to final and binding arbitration in accordance with the Arbitration Procedures. Upon resolution of such unresolved disagreements of Buyer, the Final Adjustment Statement shall be final and binding upon Buyer and Sellers as to the Net Cash Flow. Within three (3) business days after the Final Adjustment Statement becomes final and binding, Sellers or Buyer, as appropriate, shall pay to the other party the amount, if any, by which the Net Cash Flow as shown in the Final Adjustment Statement is less than or exceeds the Initial Adjustment Amount, together with interest thereon from the Closing Date until paid at the Agreed Rate.

     Section 3.5 Gas Imbalance Credits. The Purchase Price shall be reduced by an amount equal to (i) the aggregate of Unscheduled Imbalances multiplied by
(ii) $2.00 per Mcf; provided, however, if any such imbalance consists of a cash obligation owing on account of a pipeline or processing plant imbalance or over-delivery, the value of such imbalance shall be the amount of such cash obligation.

     Section 3.6 Ad Valorem Taxes. The Purchase Price shall be reduced by an amount equal to unpaid ad valorem, excise, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding year (such amounts to be prorated for the period of Sellers' and Buyer's ownership before and after the Effective
Time).

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations and Warranties of Sellers. Sellers represent and warrant to Buyer as of the date hereof and the Closing Date as follows:

     (a) Organization and Qualification. Company Sellers are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and have the requisite corporate power to carry on their respective businesses as they are now being conducted. Company Sellers are duly qualified to do business, and are in good standing, in each jurisdiction in which the Assets owned, leased or operated by them makes such qualification necessary. The Betty J. Myhre Trust is duly organized and validly existing under the laws of the State of Arizona, has the requisite power to carry on its business as it is now being conducted, and is duly qualified under the laws of the State of Louisiana to own and to transfer immovable property located in the State of Louisiana.

     (b) Authority. Company Sellers have all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which they are parties and to perform their obligations under this Agreement and each of the Related Agreements to which they are parties. The execution, delivery and performance of this Agreement and each of the Related Agreements to which Company

Sellers are parties and the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of Company Sellers. Peter G. Myhre, Trustee of the Betty J. Myhre Trust, has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which he is a party and to perform his obligations under this Agreement and each of the Related Agreements to which he is a party.

     (c) Enforceability. This Agreement constitutes, and upon execution and delivery by each Seller of each of the Related Agreements to which it is a party, each of such Related Agreements will constitute, a valid and binding agreement of Sellers enforceable against Sellers in accordance with its terms to the extent that each is a party thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

     (d) No Conflict or Violation. Neither the execution and delivery of this Agreement or the Related Agreements to which any Seller is a party nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by any Seller will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of any Company Seller; (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which any Seller is a party or is subject or by which any of its properties or assets are bound; (iii) result in or give rise to (or with notice or the passage of time or both could result in or give rise to) a default, the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance or any change in terms, termination, cancellation or acceleration under the terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset); or (iv) subject to the limitations contained in
Section 4.1(c), violate or be rendered void or ineffective under any Law or result in or give rise to (or with notice or the passage of time or both could result in or give rise to) the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset under any Law.

     (e) Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required (1) for or in connection with the execution and delivery of this Agreement or any Related Agreement by any Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by any Seller, (2) in order to prevent any change in terms, termination, cancellation, default or acceleration (or any right thereof from arising) under the terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset) as a result of such execution, delivery, consummation or performance, or (3) in order to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset (or any right thereof from arising) as a result of such execution, delivery, consummation or performance.

     (f) Preference Rights and Transfer Requirements. The Assets are not subject to and neither Sellers nor any Affiliate of Sellers is bound by any valid and enforceable Preference Rights or Transfer Requirements.

     (g) Actions; Orders. (i) There are no Actions pending or, to the knowledge of any Seller, threatened which relate to the Assets or the Business or the transactions contemplated by this Agreement or the Related Agreements and (ii) there is no judgment or outstanding order, injunction, decree or award rendered by any Governmental Authority (1) by which any Asset is bound or (2) by which any Seller or any Affiliate of any Seller is bound and which relates to the Assets or the Business or the transactions contemplated by this Agreement or the Related Agreements.

     (h) Compliance With Laws. Except as set forth on SCHEDULE 4.1(h), (i) to the knowledge of Sellers, the Assets and the Business comply with all Laws,
(ii) no Seller has received any notice of any violation or alleged violation (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation) of any Law applicable to the Business or the Assets, and (iii) none of the Sellers nor any operator of the Assets has entered into any compliance or remediation agreements with any Governmental Authority or filed any compliance or remediation plans with any Governmental Authority which in any way relate to the Business or the Assets.

     (i) Permits; Filings. SCHEDULE 4.1(i) describes all Permits. Sellers have all Permits and all of the Permits are in full force and effect and all fees and charges relating thereto have been paid.

     (j) Contracts and Leases. Set forth on SCHEDULE 4.1(j) is a true and correct description of each contract, agreement, lease or similar arrangement which is included in the Assets or by which any of the Assets is bound.

     (k) Compliance With Contracts and Leases. Except as set forth on SCHEDULE 4.1(k), with respect to all contracts, agreements, leases and arrangements which are included in the Assets or by which any of the Assets is bound (1) such contracts, agreements, leases and arrangements are in full force and effect; (2) there are no violations or breaches thereof or existing facts or circumstances which upon notice or the passage of time or both will constitute a violation or breach thereof; (3) no notice of the exercise or attempted exercise of premature termination, price reduction, market-out or curtailment has been received by any Seller or any Affiliate of any Seller with respect thereto; (4) no notice has been received by any Seller or any Affiliate of any Seller that any party thereto intends not to honor its obligations thereunder; and

(5) no Seller is participating in any discussions or negotiations regarding modification thereof or entry into any contract, agreement, lease or arrangement which, if it existed now, should be listed in any Schedule to this Agreement.

     (l) Brokerage Fees and Commissions. No Seller nor any Affiliate of any Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement or the Related Agreements for which Buyer shall incur any liability.

     (m) Taxes. Sellers have paid all Taxes on or relating to the Assets, or any production or revenues attributable thereto, which are currently due and payable as required by Law prior to delinquency.

     (n) Adequacy of Assets. All Hydrocarbon Interests and all wells, well locations, well completions, multiple well completions and other properties, rights and interests covered by or included in the Reserve Report are accurately described and included in the Property Schedule. The Assets include all assets and rights that are necessary for the continued operation of the Assets.

     (o) Reserve Report. Sellers make no warranty or representation as to quantity, quality or recoverability of the Hydrocarbon reserves attributable to the Subject Interests, except that Sellers warrant and represent that (i) to the knowledge of Sellers, the estimates of recoverable reserves which are set forth in the Reserve Report have been prepared in accordance with generally accepted engineering methods, (ii) the production history data, data on operating history and well logs (excluding any opinion, interpretation, analysis, evaluation or other similar work product) that Sellers provided to Albrecht & Associates, Inc. to prepare the Reserve Report are true and correct in all material respects, (iii) since the date of the Reserve Report there have been no changes to the Assets, except for production in the ordinary course of business, (iv) all wells which are identified in the Reserve Report as being producing, shut-in or behind pipe were in fact and continue to be producing, shut-in or behind pipe, and (v) there are no plugging and abandonment, site restoration or clean up obligations or liabilities associated with the Subject Interests other than those indicated in the Reserve Report or as disclosed herein.

           (p)  Environmental Matters.

                (1)  Except as set forth on SCHEDULE 4.1(p):

                    (i) The Assets have been used by Sellers solely for oil and gas operations and related operations. The Assets have not been used by Sellers, or to the knowledge of Sellers, by anyone else, for the treatment, storage, disposal, processing, remediation, transportation or transmission of any

      Hazardous Materials or as a landfill or other waste disposal site, other than for salt water disposal in compliance with Environmental Laws.

           (ii) To the knowledge of Sellers, there are no Hazardous Substances currently in, on or under the Assets. "Hazardous Substance" means any substance defined as "hazardous substance" under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section 9601(14).

           (iii) No investigation, inquiry, administrative or other proceeding, order, notice, consent, agreement, litigation, claim, action, remedial obligation or settlement with respect to Hazardous Materials, Environmental Laws or Environmental Conditions is existing, proposed, threatened, anticipated or pending with respect to the Assets or the Business, and this representation and warranty would continue to be true and correct following disclosure to applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Assets or the Business.

           (iv) There are no Covered Liabilities, whether under Environmental Laws or common law, to any Governmental Authority or to any private person in connection with any release, discharge, spill, disposal, storage, treatment, processing, remediation, transportation, transmission or other handling of Hazardous Materials which would adversely affect the Business or the value of the Assets.

           (2) To the knowledge of Sellers, the Assets comply in all respects with all applicable Environmental Laws. Except as described in detail on
      SCHEDULE 4.1(p), none of the Sellers nor any Affiliate of any Seller (or third party operator of the Assets) has filed or given any notice or report under any Law indicating or reporting any past or present treatment, storage, disposal, processing, remediation, transportation, transmission or other handling, or any spill, discharge or release, of any Hazardous Materials with respect to the Assets or in connection with the Business.

     (q) Insurance. SCHEDULE 4.1(q) contains a true and complete list of all policies of insurance (other than officer's and director's liability policies) which cover or relate to any of the Assets or the Business for any period from and after the Effective Time.

     (r) Well Status. To the knowledge of Sellers, there are no underground storage tanks or unlined pits in, on or underlying any of the Assets.

     (s) Status of Sellers. No Seller is a non-resident alien or foreign corporation (as those terms are defined in the Code). No Seller is a "public-utility company" or a "holding company," or a "Subsidiary Company" of a "holding company," or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, nor is any Seller otherwise subject to regulation under or the restrictions of such act. No Seller is any "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, nor is any Seller otherwise subject to regulation under or the restrictions of such act.

     (t) Condition of Assets. Except as set forth in SCHEDULE 4.1(t) and except for casualty losses after the date hereof, the machinery, equipment, tangible personal property, fixtures and improvements included in the Assets meet industry standards concerning reasonably good working order and repair.

     (u) Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of any Seller, threatened against any Seller.

     (v) Proposed Operations or Expenditures. No Seller has consented to, non-consented to, issued or received (i) any notice of a proposed drilling, completion, recompletion, deepening, reworking, plugging back, plugging and abandonment or other operation with respect to the Assets, (ii) any notice of a proposed or required delay rental or other lease payment with respect to the Assets, or (iii) any authorization for expenditure with respect to the Assets for the period from the Effective Time to the date hereof, except for delay rentals or other lease payments which such Sellers elected to pay and have paid in the ordinary course of business.

     Section 4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

     (a) Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the requisite power to carry on its business as it is now being conducted. Buyer is, or prior to Closing will be, duly qualified to do business and is in good standing in each jurisdiction in which the Assets to be acquired by it makes such qualification necessary.

     (b) Corporate Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform its obligations under this Agreement and each of the Related Agreements to which it is a party. The execution, delivery and performance of this Agreement and each of the Related Agreements to which Buyer is a party and the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.

     (c) Enforceability. This Agreement constitutes, and upon execution and delivery by Buyer of each of the Related Agreements to which it is a party, each of such Related Agreements will constitute, a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

     (d) No Conflict or Violation. Neither the execution and delivery of this Agreement or the Related Agreements to which Buyer is a party nor the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Buyer; (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party or is subject; or (iii) subject to the limitations contained in Section 4.2(c), violate or be rendered void or ineffective under any Law.

     (e) Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement or any Related Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby or thereby by Buyer.

     (f) Actions; Orders. (i) There are no Actions pending or, to the knowledge of Buyer, threatened which relate to the transactions contemplated by this Agreement or the Related Agreements and (ii) there is no judgment or outstanding order, injunction, decree or award rendered by any Governmental Authority by which Buyer or any Affiliate of Buyer is bound and which relates to the transactions contemplated by this Agreement or the Related Agreements.

     (g) Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder's fee or commission in respect of the transactions contemplated by this Agreement or the Related Agreements for which any Seller shall incur any liability.

                                   ARTICLE V
                    INVESTIGATION OF ASSETS; CONFIDENTIALITY

     Section 5.1 Investigation of Assets.

     (a) Access to Information. Immediately following the execution of this Agreement and until the Closing Date, Sellers shall permit Buyer and all of its representatives to examine and copy (at Buyer's expense) Sellers' records with respect to the Assets, including, but not limited to, all lease files, gas contracts, gas marketing agreements, operating agreements, abstracts of title, title opinions, title files, ownership maps, lease files, division orders, deeds and documents of title, records pertaining to environmental issues, production reports, and all other property or operational records, all financial, accounting, tax, engineering, geological, geophysical and other records, and all other contracts, agreements and documents relating to the Assets or the gathering, treating, processing or marketing of production therefrom, insofar as the same are in any Seller's possession or control, or insofar as any Seller has access to the same, and to the extent in each case that such Seller may do so without violating legal constraints or any legal obligation. Each Seller agrees to fully disclose to Buyer all knowledge in such Seller's possession regarding any and all matters affecting the Assets which a reasonably prudent purchaser of the Assets would want to know.

     (b) Access to Property. Immediately following the execution of this Agreement, and subject to any required consent of any third Person, Sellers shall grant Buyer and all of its representatives access to the Lands and the right to observe all operations thereon, to inspect any and all equipment, improvements and fixtures located on or included within the Lands, and the right to conduct environmental audits, inspections and investigations thereon. If Buyer reasonably determines, based upon such audits, inspections and investigations, that the environmental condition of the Assets is not satisfactory to Buyer, Buyer shall deliver written notice thereof to Sellers describing in reasonable detail the environmental condition or conditions that are not satisfactory to Buyer. If Sellers agree to remediate such environmental conditions, such remediation shall be performed at Sellers' sole cost and expense. If such environmental conditions are not remediated by Sellers, at their sole cost and expense, to Buyer's reasonable satisfaction prior to the second business day immediately preceding the Closing Date, Buyer shall have the right to elect to terminate this Agreement on or before the Closing Date.

     Section 5.2 Confidential Information. Unless and until Closing occurs, Buyer agrees to maintain all proprietary or confidential information obtained by it pursuant to Section 5.1 confidential prior to the Closing. Each Seller and each Affiliate of any Seller will, and will cause its officers, employees, representatives, consultants and advisors to, hold in confidence all proprietary or confidential information in the possession of any Seller or its Affiliates concerning the Business and the Assets.

                                  ARTICLE VI
                               TITLE ADJUSTMENTS

     Section 6.1 Buyer's Title Review.

     (a) Buyer's Assertion of Title Defects. Prior to 5:00 p.m., Shreveport time, on May 23, 1997 (the "Title Examination Period"), Buyer shall notify Sellers in writing of any matters which, in Buyer's opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any portion of a Property Subdivision pursuant to this Article VI. Buyer may not assert any matter as a Title Defect pursuant to this Article VI if Buyer fails to assert such matter as a Title Defect by written notice given to Sellers on or before expiration of the Title Examination Period.

     (b) Purchase Price Allocations. A portion of the Purchase Price has been allocated to the various Subject Interests in Property Subdivisions in the manner and in accordance with the respective values set forth in the Property Schedule. If any adjustment is made to the Purchase Price pursuant to this
Section 6.1, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Property Subdivision in the Property Schedule.

     (c) Sellers' Opportunity to Cure. Sellers shall have until 5:00 p.m., Shreveport time, on May 27, 1997, at their cost and expense, to cure all or a portion of such asserted Title Defects. If Sellers within such time fail to cure any Title Defect of which Buyer has given timely written notice as required above and Buyer does not execute a written waiver of the same on or before two (2) days prior to the Closing Date, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a "Title Defect Property".

     (d) Buyer's Title Adjustments. Buyer shall be entitled to reduce the Purchase Price by the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties. "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined mutually by SEI and Buyer.

     Section 6.2 Determination of Title Defects. A portion of a Property Subdivision shall be deemed to have a "Title Defect" if any one or more of the following statements is untrue with respect to such portion of a Property Subdivision as of the Effective Time and as of the Closing Date:

     (a) Sellers have Defensible Title thereto.

     (b) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to such portion of a Property Subdivision have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of Sellers' rights in such portion of a Property Subdivision.

     (c) Sellers are not in default (and there exists no event or circumstance which with notice or the passage of time or both could constitute a default by Sellers) under the terms of any leases, farm-out agreements or other contracts or agreements respecting such portion of a Property Subdivision which could (1) interfere in any material respect with the operation or use thereof, (2) prevent Sellers from receiving the proceeds of production attributable to Sellers' interest therein, (3) result in cancellation of Sellers' interest therein, or (4) impair the value of Sellers' interest therein or cause Buyer to incur any liability as a result of the transactions contemplated hereby.

     (d) All consents to assignment or notices of assignment, if any, which are applicable to or must be complied with in connection with the sale, assignment or transfer contemplated by this Agreement, or any prior sale, assignment or the transfer, of such portion of a Property Subdivision or any Subject Interests attributable thereto have been obtained and complied with to the extent the failure to obtain or comply with the same could render any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Buyer incurring any liability as a result of the transactions contemplated hereby.

     (e) No provision or obligation exists under any contract or agreement affecting such portion of a Property Subdivision or any Subject Interests attributable thereto which is both (i) not customary to currently accepted oil and gas industry standards and (ii) could interfere materially or have a material adverse economic effect on the exploration, development, operation or use of such portion of a Property Subdivision or any such Subject Interests or impair the value thereof to Buyer in any material respect.

     (f) No provision or obligation is contained in any contract or agreement affecting such portion of a Property Subdivision or any Subject Interests attributable thereto which grants a valid and enforceable preferential right or option to purchase the same.

     (g) There exists no adverse claim asserted or threatened (or which with notice or the passage of time or both could be asserted or threatened) with respect to any of the matters set forth in items (a) through (f) above which is of such significance that a reasonable and prudent operator would be unwilling to accept and pay for such portion of a Property Subdivision or the Subject Interests attributable thereto without a reduction in the Purchase Price.

     It is understood and agreed by and between Sellers and Buyer that the examination and evaluation of title to the Assets and the determination of whether there exists a Title Defect as to all or any of the Assets is the sole responsibility of Buyer prior to Closing. From and after the Closing Date, Seller shall have no liability, obligation, or responsibility whatsoever to Buyer with respect to title to the Assets, or insofar as Title Defects as to all or any of the Assets are concerned, except to the extent of the limited warranty of title set forth in the Conveyance and the Deed.

                                  ARTICLE VII
                         COVENANTS OF SELLERS AND BUYER

     Section 7.1 Conduct of Business Pending Closing. Subject to the constraints of applicable existing operating agreements listed in SCHEDULE 4.1(j), from the date hereof through the Closing, except as otherwise consented to or approved by Buyer in writing, Sellers covenant and agree that:

     (a) Sales. Sellers shall not sell, transfer, assign, convey, farmout, release, abandon or otherwise dispose of any Assets, or enter into any transaction the effect of which would be to cause Sellers' ownership interest in any of the Assets to be altered from their ownership interest as of the date of this Agreement, other than (i) Hydrocarbons produced, saved and sold in the ordinary course of business, and (ii) personal property and equipment which is replaced with personal property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Assets.

     (b) Encumbrances. Sellers shall not create or permit the creation of any lien, security interest or encumbrance on any Assets, except to the extent required or permitted incident to the operation of the Assets pursuant to this
Section 8.1.

     (c) Operation of Assets.  Sellers agree to:

         (1) cause the Assets to be maintained and operated in a prudent, good and workmanlike manner, maintain insurance now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

         (2) maintain and keep the Assets in full force and effect;

         (3) not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as theretofore conducted with respect to the Assets, except in the case of an emergency in which event Buyer will be promptly notified of such emergency and Sellers, to the extent reasonably possible, will discuss with Buyer a solution for handling such emergency;

     (d) Contracts and Agreements. Sellers will not voluntarily relinquish any Seller's position as operator with respect to the Assets. Sellers will use Sellers' best efforts to obtain in writing sufficient votes of the parties to the operating agreement covering the Young Unit described in SCHEDULE 4.1(j) to cause Buyer to be selected to succeed SEI as operator under such operating agreement subject only to the conveyance of the Assets by Sellers to Buyer at Closing.

     (e) Notice of Defaults. Sellers shall give prompt written notice to Buyer of any notice of default (or threat of default, whether disputed or denied) received or given by any Seller under any instrument or agreement affecting the Assets to which any Seller is a party or by which any Seller or any of the Assets are bound.

     Section 7.2 Related Agreements. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, the appropriate parties shall execute and deliver or cause the execution and delivery of the following instruments or agreements (collectively, the "Related Agreements"):

     (a) The General Conveyance, in substantially the form attached hereto as
EXHIBIT 7.2(a) (the "Conveyance"); and

     (b) A Deed, in substantially the form attached hereto as EXHIBIT 7.2(b) (the "Deed") conveying the interests described therein.

     Section 7.3 Public Announcements. Without the prior written approval of SEI, in the case of a public statement proposed by Buyer, or Buyer, in the case of any public statement proposed by any Seller, which approval shall not be unreasonably withheld, no party hereto will issue, or permit any agent or Affiliate to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, except where such release or statement is deemed in good faith by the releasing party to be required by Law or any national securities exchange, in which case the party or parties will use its or their, as the case may be, best efforts to provide a copy to the other party prior to any release or statement. Sellers acknowledge that Buyer intends to issue a press release in connection with the transactions contemplated by this Agreement.

     Section 7.4 Further Assurances. Sellers and Buyer each agrees that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement and the Related Agreements. Any separate or additional assignment of the Assets or any portion thereof required pursuant to this Section 7.4 (i) shall evidence the conveyance and assignment of the Assets made or intended to be made in the Conveyance and the

Deed, (ii) shall not modify or be deemed to modify any of the terms, covenants and conditions set forth in the Conveyance or the Deed, and (iii) shall be deemed to contain all of the terms and provisions of the Conveyance, as fully as though the same were set forth at length in such separate or additional assignment.

     Section 7.5 Financial Statements. If Buyer is required under applicable United States federal securities laws to include historical accounting information for periods prior to the Closing relating to the Business in any of Buyer's filings with the Securities and Exchange Commission, then Sellers shall cooperate with and provide Buyer reasonable access, during regular business hours and upon reasonable advance notice, to Sellers' accounting records relating to the Business prior to the Closing and shall cause their outside auditors to cooperate, at Buyer's expense, with Buyer in the preparation of such historical financial statements relating to the Business prior to the Closing as may be required under such securities laws to be included in such filings.

     Section 7.6 Site Remediation. In the event the site remediation work described on SCHEDULE 7.6 is not completed by Sellers prior to Closing, Sellers shall use their best efforts to cause such work to be completed within one hundred twenty (120) days following the Closing Date, at Sellers' sole cost and expense. In the event such site remediation work is not so completed within such one hundred twenty (120) day period, Buyer may cause such work to be performed and Sellers shall be obligated to reimburse Buyer for all reasonable cost and expense incurred by Buyer in connection with the performance of such work within thirty (30) days following receipt by Sellers of Buyer's invoice therefor together with reasonable supporting documentation. Notwithstanding anything to the contrary contained in this Agreement, any and all cost and expense incurred by Sellers in connection with any such site remediation work performed by or on behalf of Sellers prior to or after Closing or by Buyer after Closing shall be borne by Sellers and shall not be included in the calculation of Net Cash Flow.


                                   ARTICLE VIII
                               CLOSING CONDITIONS

     Section 8.1 Sellers' Closing Conditions. The obligation of Sellers to consummate the transactions contemplated hereby is subject, at the option of Sellers, to the satisfaction on or prior to the Closing Date of all of the following conditions:

     (a) Representations, Warranties and Covenants. The (1) representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (2) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement or the Related Agreements shall have been duly performed in all material respects.

     (b) Officer's Certificate. Sellers shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that to such officer's knowledge the conditions set forth in paragraph (a) of this Section 8.1 have been satisfied.

     (c) Related Agreements. Buyer shall have executed and delivered the Related Agreements to which it is a party prior to or on the Closing Date.

     (d) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Sellers or any of their Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Sellers resulting therefrom.

     (e) Opinion of Counsel. Buyer shall have delivered to Sellers the written opinion, dated the Closing Date, of Liskow & Lewis, counsel to Buyer, covering the items set forth in Sections 4.2(a) and (b), in a form reasonably acceptable to SEI.

     Section 8.2 Buyer's Closing Conditions. The obligation of Buyer to consummate the transactions contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

     (a) Representations, Warranties and Covenants. The (1) representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and (2) covenants and agreements of Sellers to be performed on or before the Closing Date in accordance with this Agreement or the Related Agreements shall have been duly performed in all material respects.

     (b) Certificates. Buyer shall have received certificates dated as of the Closing Date, respectively executed by a duly authorized officer of each Company Seller and by each other Seller to the effect that to such officer's or other person's knowledge the conditions set forth in paragraph (a) of this
Section 8.2 have been satisfied.

     (c) Related Agreements. Each Seller shall have executed and delivered or caused the execution and delivery of the Related Agreements to which it or any of its Affiliates is a party prior to or on the Closing Date.

     (d) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of this Agreement or recover damages from Buyer resulting therefrom.

     (e) Opinion of Counsel. SEI shall have delivered to Buyer the written opinion, dated the Closing Date, of Cook, Yancey, King & Galloway of Shreveport, Louisiana, counsel to SEI, covering, in respect of SEI, the items set forth in Sections 4.1(a) and (b), in a form reasonably acceptable to Buyer; SCPI shall have delivered to Buyer the written opinion, dated the Closing Date, of Arter & Hadden of Dallas, Texas, counsel to SCPI, covering, in respect of SCPI, the items set forth in Sections 4.1(a) and (b), in a form reasonably acceptable to Buyer; Enerco shall have delivered to Buyer the written opinion, dated the Closing Date, of Arter & Hadden of Dallas, Texas, counsel to Enerco, covering, in respect of Enerco, the items set forth in Sections 4.1(a) and (b), in a form reasonably acceptable to Buyer; and Peter G. Myhre, Trustee of the Betty J. Myhre Trust, shall have delivered to Buyer the written opinion, dated the Closing Date, of Byrnes & Himelrick, PLLC of Scottsdale, Arizona, counsel to the Trust, covering, in respect of the Trust, the items set forth in Sections 4.1(a) and (b), in a form reasonably acceptable to Buyer.

     (f) Title Adjustments. The Title Defect Amounts for all Title Defect Properties, if any, shall have been mutually determined by SEI and Buyer.

     (g) Affidavits of Non-foreign Status. Buyer shall have received an Affidavit of Non-foreign Status, substantially in the form attached as EXHIBIT 8.2(g) hereto, which has been properly executed by or on behalf of each Seller.

     (h) Casualty or Condemnation. Buyer shall not have elected to terminate this Agreement pursuant to Section 11.1.

     (i) No Material Adverse Change. From the date of this Agreement to the Closing Date, there shall not have been any material adverse change in the Assets, taken as a whole.

     (j) Environmental Assessment. Buyer shall not have elected to terminate this Agreement pursuant to Section 5.1(b).

     (k) Change of Operator. Sellers shall have provided to Buyer written confirmation that all Sellers who own working interests in oil and gas leases subject to the operating agreements described in SCHEDULE 4.1(j) will support the selection of Buyer to succeed SEI as operator under said operating agreements.

                                   ARTICLE IX
                                    CLOSING

     Section 9.1 Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Shreveport time, at the offices of Crystal Oil Company, 229 Milam, Shreveport, Louisiana, or at such other time or place as SEI and Buyer may otherwise agree in writing.

     Section 9.2 Sellers' Closing Obligations. At Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

     (a) To the extent not delivered to Buyer prior to the Closing Date, the Related Agreements to which any Seller or any Affiliate of any Seller is a party;


     (b)  The certificates referred to in Section 8.2(b);

     (c)  The legal opinions referred to in Section 8.2(e);

     (d)  The Affidavits of Non-foreign Status referred to in Section 8.2(g);


     (e) Letters in lieu of division and transfer orders executed by Sellers relating to the Subject Interests in form reasonably necessary to reflect the conveyances contemplated hereby;

     (f) The Records; and

     (g) Such other documents as may be reasonably necessary to convey all of Sellers' interests in the Assets to Buyer in accordance with the terms and provisions of this Agreement.

     Section 9.3 Buyer's Closing Obligations. At Closing, Buyer shall (i) deliver, or cause to be delivered, the Adjusted Purchase Price in immediately available funds to the bank account as provided in Section 3.2 and (ii) execute and deliver, or cause to be executed and delivered, to Sellers the following:

     (a) To the extent not delivered to Sellers prior to the Closing Date, the Related Agreements to which Buyer is a party;

     (b)  The officer's certificate of Buyer referred to in Section 8.1(b); and

     (c)  The legal opinion referred to in Section 8.1(e).


                                   ARTICLE X
                               EFFECT OF CLOSING

     Section 10.1 Revenues. After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Excluded Assets and all other Excluded Assets shall belong to and be paid over to Sellers and all other proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Assets shall belong to and be paid over to Buyer.

     Section 10.2 Expenses. After Closing, all accounts payable and other costs and expenses with respect to the Assets for which Sellers are given credit in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4, shall be the obligation of and be paid by Sellers. After Closing, Sellers shall immediately upon their receipt remit or cause to be remitted to Buyer all amounts received by any of them as reimbursements from third parties for costs and expenses incurred under Section 3.3(c)(i) to the extent such amounts have not been credited to Buyer in the Net Cash Flow pursuant to Section 3.3(c)(iv), in each case taking into account any adjustments pursuant to Section 3.4.

     Section 10.3 Payments and Obligations. If monies are received by any party hereto which, under the terms of this Article X, belong to another party, the same shall immediately be paid over to the proper party. If an invoice or other evidence of an obligation is received which under the terms of this
Article X is partially the obligation of Sellers and partially the obligation of Buyer, then the parties shall consult each other and each shall promptly pay its portion of such obligation to the obligee. The representations, warranties, covenants and agreements made herein, in any Related Agreement or in any other certificate or document delivered in connection herewith shall be and remain in full force and effect notwithstanding any investigation made by or disclosure made to any party hereto, whether before or after the date hereof, and shall survive the execution and delivery of this Agreement and the Closing.

                                  ARTICLE XI
                           CASUALTY AND CONDEMNATION

     Section 11.1 Effect of Casualty or Condemnation. If after the Effective Time and prior to the Closing any part of the Assets shall be destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding or the threat thereof, except as provided in this Section 11.1. Buyer shall have the right to elect to terminate this Agreement on or before the Closing Date if the value of all Assets affected by any one or more casualties, takings or proceedings or threats thereof exceeds $500,000.00, in the aggregate.

     Section 11.2 Proceeds and Awards. To the extent the same are not used or applied by Sellers prior to the Closing Date to repair, restore or replace a damaged or taken Asset, Sellers shall at the Closing pay to Buyer all sums paid to Sellers by reason of such destruction or taking less any reasonable costs and expenses incurred by Sellers in collecting same. In addition, Sellers shall assign, transfer and set over unto Buyer, at Closing, all of the right, title and interest of Sellers in and to any unpaid insurance proceeds, condemnation awards or other payments arising out of such destruction or taking, less any reasonable costs and expenses incurred by Sellers in collecting same.

                                  ARTICLE XII
                         ASSUMPTION AND INDEMNIFICATION

     Section 12.1 Indemnification By Buyer. FROM AND AFTER THE CLOSING DATE, BUYER SHALL INDEMNIFY AND HOLD HARMLESS SELLERS, EACH OF THEIR RESPECTIVE PRESENT AND FORMER DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, AND EACH OF THE HEIRS, EXECUTORS, SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING (COLLECTIVELY, THE "SELLER INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL (I)
ASSUMED LIABILITIES INCURRED BY OR ASSERTED AGAINST ANY OF THE SELLER INDEMNIFIED PARTIES, INCLUDING, WITHOUT LIMITATION, ANY ASSUMED LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE SELLER INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL NOT COVER ANY OBLIGATIONS OF ANY OF THE SELLER INDEMNIFIED PARTIES WHICH FROM TIME TO TIME EXIST UNDER OR PURSUANT TO ANY OF THE RELATED AGREEMENTS AND (II) ANY COVERED LIABILITY RESULTING FROM ANY MISREPRESENTATION, BREACH OF WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF BUYER HEREUNDER.

     Section 12.2 Indemnification By Sellers. FROM AND AFTER THE CLOSING DATE, SELLERS SHALL INDEMNIFY AND HOLD HARMLESS THE BUYER, ITS PRESENT AND FORMER DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, AND EACH OF THE HEIRS, EXECUTORS, SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING (COLLECTIVELY, THE "BUYER INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL (I) EXCLUDED LIABILITIES INCURRED BY OR ASSERTED AGAINST ANY OF THE BUYER INDEMNIFIED PARTIES, INCLUDING, WITHOUT LIMITATION, ANY EXCLUDED LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF THE BUYER INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY AND (II) ANY COVERED LIABILITY RESULTING FROM ANY MISREPRESENTATION, BREACH OF WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF SELLERS HEREUNDER.

     Section 12.3 Third Party Claims. If a claim by a third party is made against a Seller Indemnified Party or a Buyer Indemnified Party (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto under this Article XII, such Indemnified Party shall promptly notify
Buyer or Seller, as the case may be (the "Indemnitor"), of such claims. The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at Indemnitor's cost and expense, (1) has undertaken the defense of, and assumed full responsibility for all Covered Liabilities with respect to, such claim, (2) is reasonably contesting such claim in good faith, by appropriate proceedings, and (3) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If, within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at Indemnitor's cost and expense, to undertake the defense thereof and assume full responsibility for all Covered Liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.


                                  ARTICLE XIII
                             TERMINATION; REMEDIES

     Section 13.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

     (a) By the mutual consent of SEI and Buyer; or

     (b) If the Closing has not occurred by the close of business on the Closing Date, then (i) by Seller if any condition specified in Section 8.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, or (ii) by Buyer if any condition specified in Section 8.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party or parties seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such party or parties seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such party or parties that is required to be fulfilled on or prior to Closing; or

     (c) By Buyer pursuant to Sections 5.1(b) or 11.1.

     Section 13.2 Effect of Termination. In the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to
Section 13.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate; provided, however, that in any such event, no such termination shall relieve any party hereto of any liability for any breach of this Agreement.

     Section 13.3   Remedies.

     (a) Sellers' Remedies. Notwithstanding anything herein provided to the contrary, upon the failure by Buyer to fulfill any undertaking or commitment provided for herein on the part of Buyer that is required to be fulfilled on or prior to the Closing Date, Sellers, at their sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement whereupon Buyer shall pay to Sellers the amount of $500,000.00 (the "Amount") as liquidated damages, as Sellers' sole and exclusive remedies for such default, all other remedies being expressly waived by Sellers. Sellers and Buyer agree upon the Amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Sellers and Buyer agree that the Amount is a reasonable estimate of Sellers' loss in the event of any such default by Buyer.

     (b) Buyer's Remedies. Notwithstanding anything herein provided to the contrary, upon failure of any Seller to fulfill any undertaking or commitment provided for herein on the part of Sellers that is required to be fulfilled on or prior to the Closing Date, Buyer, at its sole option, may (i) enforce specific performance of this Agreement or (ii) terminate this Agreement whereupon Sellers shall pay to Buyer a sum of money equal to the Amount as liquidated damages, as Buyer's sole and exclusive remedies for such default, all other remedies being expressly waived by Buyer. Sellers and Buyer agree upon the Amount as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Sellers and Buyer agree that the Amount is a reasonable estimate of Buyer's loss in the event of any such default by any Seller.

     Section 13.4   Limitations.

     (a) Independent Investigation and Disclaimer of Warranties. Buyer acknowledges that (i) it has had and pursuant to this Agreement will have prior to the Closing access to the Assets and the employees of Sellers and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of the Assets and upon the representations, warranties, covenants and agreements set forth in this Agreement. Accordingly, Buyer acknowledges that, except as expressly set forth herein, Sellers have not made, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, BY STATUTE OR OTHERWISE RELATING TO (a) THE CONDITION OF THE ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (b) ANY INFRINGEMENT BY SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING AND THE ABILITY OF BUYER TO BECOME OPERATOR OF THE ASSETS UNDER THE APPLICABLE OPERATING AGREEMENT); AND BUYER WILL HAVE SOLE RESPONSIBILITY FOR ANY ACTION TAKEN BY BUYER, OR BY OTHERS RELYING ON BUYER'S ADVICE, BASED ON THE GEOLOGICAL MAPS, RECORDS, LOGS AND OTHER DATA, IF ANY, TRANSFERRED UNDER THIS AGREEMENT; provided, however, that the foregoing disclaimer and negation of representation and warranties shall not affect or impair the representations, warranties, covenants and agreements of Sellers set forth elsewhere in this Agreement.

        (b) Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLERS AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 13.3, THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY FOR ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER, EXCEPT TO THE EXTENT CONSTITUTING

PART OF A THIRD PARTY CLAIM PURSUANT TO ARTICLE XII, SUFFERED OR
INCURRED BY THE NON-BREACHING PARTY AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER.

     (c) Several Liability of Sellers. The liabilities and obligations of Sellers to Buyer under this Agreement shall be individual except where a liability or obligation binds more than one Seller to Buyer, in which case such liability or obligation shall be several, not joint or solidary, and each Seller shall be liable to Buyer under this Agreement only for its proportionate share of such liabilities and obligations determined as hereinafter set forth. Sellers' proportionate shares of liability under Sections 3.4 and 13.3(b) shall be as set forth in SCHEDULE 13.4(C)(I). Sellers' proportionate shares of liability under Section 12.2 shall be as set forth in SCHEDULE 13.4(C)(II) for the particular Property Subdivision that is the subject of the asserted liability in question; provided, however, if Buyer determines in good faith that the asserted liability in question is not clearly attributable to any one or more particular Property Subdivisions, then Sellers' proportionate shares of such liability shall be a set forth in SCHEDULE 13.4(C)(I).

                                   ARTICLE XIV
                                 MISCELLANEOUS

     Section 14.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. In addition, this Agreement may contain more than one counterpart of the signature pages and this Agreement may be executed by the affixing of the signatures of each of the parties to one or more of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single set of signature pages.

     Section 14.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     Section 14.3 Entire Agreement. This Agreement (including the Related Agreements and other agreements expressly incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

     Section 14.4 Expenses. Buyer shall be responsible for (i) any sales Taxes which may become due and owing by reason of the sale of the Assets hereunder,
(ii) all transfer, stamp, documentary and similar Taxes imposed on the parties hereto with respect to the property transfer contemplated pursuant to this Agreement and (iii) all recording fees relating to the filing of instruments transferring title to Buyer from Sellers. Sellers shall be responsible for (i) all recording and other fees relating to title curative documents and (ii) all income and other Taxes incurred by or imposed on Sellers with respect to the transactions contemplated hereby. All other costs and expenses incurred by each party hereto in connection with all things required to be done by it hereunder, including attorney's fees, accountant fees and the expense of title examination, shall be borne by the party incurring same.

     Section 14.5 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Sellers shall be addressed as follows:

     Sawyer Energy, Inc.
     200 Energy Square
     212 Texas Street
     Shreveport, Louisiana  71101
     Attention:  Mr. Jerry R. Sawyer, President
     Telecopy No: (318)  424-9361

     South Central Petroleum, Inc.
     6550 Cliffbrook (75240)
     P. O. Box 801889
     Dallas, Texas 75380-1889
     Attention:  Mr. Peter Myhre, President
     Telecopy No. (972) 991-1704


     with copies to:

     J. William Fleming
     Cook, Yancey, King & Galloway
     333 Texas Street, Suite 1700 (71101)
     P. O. Box 22260
     Shreveport, Louisiana  71120-2260
     Telecopy No.:  (318)  227-7850

or at such other address and to the attention of such other Person as SEI may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

     Crystal Gas, L.L.C.
     229 Milam
     Shreveport, Louisiana 71101
     Attention: Mr. Joe N. Averett, Jr., President
     Telecopy No.: (318) 677-5504

     with a copy to:

     Curtis W. Huff
     Fulbright & Jaworski L.L.P.
     1301 McKinney, Suite 5100
     Houston, Texas 77010-3095
     Telecopy No. (713) 651-5246

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Sellers.

     Section 14.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no assignment or other transfer by any party shall release such party from any of its obligations under this Agreement. Each Company Seller agrees that in connection with any sale or other disposition or series of sales or dispositions of all or substantially all of such party's assets to any third Person or Persons or any merger or liquidation of such Company Seller, the acquiring Person or other recipient of all or substantially all of such Company Seller's assets, as the case may be, shall assume the obligations of such Company Seller under this Agreement.

     Section 14.7 Headings. The headings to Articles, Sections and other subdivisions of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

     Section 14.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

     Section 14.9 Schedules and Exhibits. All Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

     Section 14.10 Purchase Price Allocation for Tax Purposes. Sellers and Buyer agree that the Purchase Price shall be allocated to the various Assets for federal and state income tax purposes only in the manner set forth in
SCHEDULE 14.10. The parties agree not to take a federal or state income tax reporting position inconsistent with the allocations set forth on SCHEDULE
14.10.  The parties further agree that the allocations set forth on SCHEDULE
14.10 represent reasonable estimates of the fair market values of the Assets described therein.

     Section 14.11   Interpretation.  In construing this Agreement:

     (a) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

     (b) The word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

     (c) A defined term has its defined meaning throughout this Agreement and each exhibit, attachment, and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

     (d) Each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and

     (e) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

     Section 14.12 Agreement for the Parties' Benefit Only. Except as specified in Article XII, which is also intended to benefit and to be enforceable by any of the Indemnified Parties, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person, other than the parties hereto or the Indemnified Parties, is entitled to rely on any representation, warranty, covenant or agreement contained herein. In each case, the third party beneficiary may only bring suit against the defaulting party or parties.

     Section 14.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 14.14 Arbitration. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the scope, breach, termination or validity of this Agreement, such dispute, controversy or claim shall be submitted to binding arbitration in accordance with the Arbitration Procedures.

     Section 14.15 Recovery of Costs and Attorneys' Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the nonprevailing party.

     Section 14.16 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the Related Agreements and transactions contemplated hereby and thereby may be instituted in any state or federal court in Shreveport, Caddo Parish, Louisiana, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, the Related Agreements or the subject matter hereof or thereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by registered or certified mail, return receipt requested or by any other means of mail which requires a signed receipt, postage prepaid, mailed to such party at the address(es) listed in Section
14.5. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Louisiana.

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                     BUYER:

                                     CRYSTAL GAS, L.L.C.

                                     By:  Crystal Oil Company, Member



                                             By:  _________________________

                                             Name:  _______________________

                                             Title:  ______________________

                                     By:  Crystal Program, Ltd., Member

                                             By: _____________________________

                                             Name: ___________________________

                                             Title: __________________________




[Signatures continued on Page 28]

                                     SELLERS:

                                     SAWYER ENERGY, INC.


                                     By:
                                         -------------------------------------
                                     Jerry R. Sawyer, President



                                     SOUTH CENTRAL PETROLEUM, INC.


                                     By:
                                         -------------------------------------
                                     Peter G. Myhre, President


                                     ENERCO EXPLORATION AND MANAGEMENT CO.


                                     By:
                                         -------------------------------------
                                     Peter G. Myhre, President



                                     -----------------------------------------
                                     LINDA GIULIANI



                                     -----------------------------------------
                                     GREGORY E. GIULIANI


                                     -----------------------------------------

                                     PETER G. MYHRE



                                     -----------------------------------------
                                     KAROLYN SUBSTAD MYHRE



                                     -----------------------------------------
                                     PETER G. MYHRE, TRUSTEE OF THE BETTY J.
                                     MYHRE TRUST

[Signatures continued on Page 29]



                                    ------------------------------------
                                    JERRY R. SAWYER


                                    ------------------------------------
                                    MARY CAROLYN SMITH SAWYER


                                    ------------------------------------
                                    RONALD L. SAWYER


                                    ------------------------------------
                                    ASHLEY SAWYER SHEA

                                    GUARANTY


     The undersigned, CRYSTAL OIL COMPANY, a Louisiana corporation ("Guarantor"), as of the date of execution of the foregoing Asset Purchase Agreement (the "Agreement"), for value received and as an inducement to Sellers (as defined in the Agreement), and Sellers' heirs, successors and assigns, to enter into and execute such Agreement, does hereby unconditionally guarantee to Sellers, and Sellers' heirs, successors and assigns, the full and complete performance by Buyer (as defined in the Agreement) of all the covenants, agreements and obligations made or undertaken by or imposed upon Buyer in said Agreement or in any amendments, changes or modifications thereof, including, without limitation, the payment of the Adjusted Purchase Price and all other payments required of Buyer under the terms and provisions of the Agreement. Notice of acceptance of this Guaranty, notice of non-payment or non-performance, notice of amounts owed but unpaid at any particular time, protests, demands and prosecution of remedies are hereby expressly waived by Guarantor, and the obligations of Guarantor hereunder shall in no wise be terminated, affected or impaired by reason of the assertion by Sellers against Buyer of any of the rights or remedies reserved to Sellers pursuant to the provisions of the Agreement. Sellers may grant extensions of time and other indulgences and may modify, amend and waive any of the terms, covenants, conditions, provisions or agreements of the Agreement, and discharge or release any party or parties thereto, all without notice to Guarantor and without in any way impairing, releasing or affecting the liability or obligation of Guarantor hereunder. Guarantor agrees that Sellers may proceed directly against Guarantor without taking any action under the Agreement and without exhausting Sellers' remedies against Buyer; and no discharge of Buyer in bankruptcy or in any other insolvency proceedings shall in any way or to any extent discharge or release Guarantor from any liability or obligation hereunder. Guarantor further covenants and agrees that this Guaranty shall remain and continue in full force and effect as to any amendment or modification of the Agreement. The terms and provisions of this Guaranty shall be binding upon Guarantor and its successors, assigns and legal representatives, and shall inure to the benefit of Sellers and Sellers' heirs, successors and assigns.

     Any dispute, controversy or claim arising out of or relating to this Guaranty or the scope, breach, termination or validity of this Guaranty shall be submitted to binding arbitration in accordance with the Arbitration Procedures (as defined in the Agreement), which are made a part of and incorporated into this Guaranty as fully as if the same were set forth herein in full, provided that, for purposes of this Guaranty, the term "Buyer" as used in the Arbitration Procedures shall be deemed to read "Guarantor."

     IN WITNESS WHEREOF, the undersigned has signed this Guaranty as of the date of the Agreement.

                                     CRYSTAL OIL COMPANY


                                     By: ________________________________
                                     Name: ______________________________
                                     Title: _____________________________
                                            "GUARANTOR"

                                  EXHIBIT A-1

                             ARBITRATION PROCEDURES


     The Arbitration Procedures referred to in the Asset Purchase Agreement (the "Agreement") to which this Exhibit A-1 is attached shall be as follows:

1. Capitalized terms used herein, and not otherwise herein defined, shall have the meaning ascribed to such terms in the Agreement.

2. In the event of any dispute, controversy or claim arising out of or relating to the Agreement or the scope, breach, termination or validity of this Agreement, the parties agree to jointly select a board of arbitrators who are generally knowledgeable about the oil and gas industry and the nature of the issues to be arbitrated, which board shall be the sole arbitrator to hear and decide all matters that are subject to arbitration under the Agreement. Either SEI, on behalf of Sellers, or Buyer (each a "Party" for purposes of these Arbitration Procedures) may notify the other that a dispute is to be resolved pursuant to these Arbitration Procedures. Within five (5) days after the receipt by a Party of notice from the other, SEI, on behalf of Sellers, shall by written notice name one arbitrator and Buyer shall by written notice name one arbitrator. The two arbitrators so appointed shall name the third arbitrator within ten (10) days after the selection of the second arbitrator. If they fail to do so, then either Party may ask the American Arbitration Association ("AAA") to appoint an arbitrator or arbitrators in accordance with the Commercial Arbitration Rules (the "Rules") of the AAA. The arbitrators selected to act under these Arbitration Procedures shall be qualified by education, experience or training to render a decision upon the issues in dispute.

3. Any arbitration hearing shall be held in Shreveport, Louisiana unless another place is determined to be mutually acceptable to the arbitrators, SEI and Buyer.

4. The arbitrators shall settle all disputes concerning matters for which the Agreement requires the use of arbitration in accordance with the Rules to the extent such Rules do not conflict with the terms of the Agreement.

5. The arbitrators promptly shall hear and determine (after giving the Parties due notice of hearing and reasonable opportunity to be heard) the questions submitted and shall render a decision within sixty
     (60) days after notifying the Parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the AAA's transmittal of the Parties' final statements and proofs to the arbitrators. If the arbitrators fail to (i) commence the arbitration within thirty (30) days after their selection or (ii) render a decision within the sixty (60) day period described in the preceding sentence, then either Party may, by notice to the other Party and to the AAA, demand that the arbitrators be dismissed. Upon receiving that demand, the AAA shall dismiss the arbitrators and shall appoint another board of arbitrators who shall be selected and who shall conduct the arbitration pursuant to these Arbitration Procedures.

6. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of the Agreement.
     Pending the final decision of the arbitrators of any dispute, the Parties will proceed diligently with performance of all contract obligations, including the payment of all sums not in dispute, required by the Agreement. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including without limitation, attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.

7. If an arbitrator dies, resigns or is otherwise unable to perform his duties as an arbitrator, another arbitrator shall be selected in accordance with these Arbitration Procedures. The arbitrators may in all matters act through a majority of its members on each matter if unanimity is not attained. It shall not be necessary that the same majority agree on each and every item. The arbitrators shall not have any authority to award punitive damages.

8. The written decision or award of the arbitrators shall be final and binding upon the Parties and the Parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction. The expenses of arbitration, including reasonable compensation to the third arbitrator, shall be borne equally by the Parties. Each Party shall bear the compensation and expenses of its own counsel, witnesses and employees and of any arbitrator it has appointed. If the testimony of a witness is obtained by both parties, the costs associated with obtaining such testimony shall be borne equally between the Parties.


                             Exhibit A-1 - Page 2

                                   APPENDIX A
                                       TO
                            ASSET PURCHASE AGREEMENT


                                  DEFINITIONS

     "Action" shall mean any action, claim, suit, arbitration, inquiry, proceeding, investigation, condemnation or audit by or before any court or other Governmental Authority.

     "Adjustment Period" shall be as defined in Section 3.3(a).

     "Adjusted Purchase Price" shall be as defined in Section 3.1.

     "Adjustment Statement" shall be as defined in Section 3.3(a).

     "Affiliate" shall mean, as to the Person specified, any Person (a) controlling, controlled by or under common control with such specified Person,
(b) which beneficially owns or holds 10% or more of any class of stock or other equity interest of such specified Person, or (c) 10% or more of any class of whose stock or equity interest is beneficially owned or held by such specified Person and its Affiliates. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. The transactions contemplated hereby shall not be considered or taken into account in determining if any Person is an Affiliate of any other Person and no Person shall be deemed an Affiliate of any Person by reason of any rights, interests or remedies of either Person under this Agreement.

     "Agreed Rate" shall mean an annual rate of interest equal to the lesser of
(i) eight percent (8%) and (ii) the maximum rate of interest allowed by Law.

     "Arbitration Procedures" shall mean the arbitration procedures set forth in EXHIBIT A-1.

     "Assets" shall mean the following described assets and properties (except to the extent constituting Excluded Assets): (b) the Subject Interests; (c) the Lands; (d) the Incidental Rights; (e) the Claims; (f) the Royalty Accounts; and (g) all (i) Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods subsequent to the Effective Time and (ii) proceeds from or of such Hydrocarbons.

     "Assumed Liabilities" shall mean (i) all Covered Liabilities of Sellers with respect to the Royalty Accounts, (ii) all Covered Liabilities arising out of or attributable to the ownership, use, construction, maintenance or operation of the Assets subsequent to Closing, but excluding therefrom any Excluded Liabilities, and (iii) all Covered Liabilities arising out of or attributable to Environmental Conditions existing at or before the Closing but only with respect to claims made by third Persons after (and not before) the expiration of two (2) years following the Closing Date and excluding all Covered Liabilities whatsoever arising out of or attributable to any pollution, contamination, degradation, damage or injury to any lands or properties other than the Lands that resulted from disposal of Hazardous Materials generated or removed from the Lands or Assets, regardless of whether such liabilities are asserted before, during or after such two (2) year period.

     "Business" shall mean the ownership of the Assets and all exploration, development, improvement, operational, production, disposal, repair, replacement, maintenance, abandonment, marketing, transportation, storage, treatment, refining, processing, management and other activities or operations conducted by, through or under any Seller or any of its Affiliates with respect to or in connection with the Assets or any Hydrocarbons produced from or attributable to the Assets, including the use, disposal, storage, treatment, transportation or other handling or disposition of any materials, water, wastes or other substances in, on, from or attributable to any of the Assets.

     "Buyer Indemnified Party" shall be as defined in Section 12.2.

     "Claims" shall mean all right, title and interest of Sellers to any claims to the extent attributable to the Assets or the Business subsequent to the Effective Time, including, without limitation, past, present or future claims, whether or not previously asserted by any Seller.

     "Closing" shall be the consummation of the transaction contemplated by
Article IX.

     "Closing Date" shall mean (a) May 30, 1997 or (b) such other date as may be mutually agreed to by SEI and Buyer.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, together with all regulations promulgated thereunder.

     "Company Sellers" shall mean SEI, SCPI and Enerco.



                             Appendix A - Page 2

     "Conveyance" shall be as defined in Section 7.2.

     "Covered Liabilities" shall mean any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action), Taxes, costs and expenses (including, without limitation, any attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.

     "Deed" shall be as defined in Section 7.2.

     "Defensible Title" shall mean, respectively as to the Subject Interest or Subject Interests related to a particular Property Subdivision, record title to such Property Subdivision and the Subject Interest or Subject Interests related to such Property Subdivision that: (i) entitles Sellers to receive and retain, without suspension, reduction or termination, not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property Subdivision in the Property Schedule through plugging, abandonment and salvage of all wells comprising or included in such Property Subdivision and all wells now or hereafter producing from or attributable to such Property Subdivision;
(ii) obligates Sellers to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision through plugging, abandonment and salvage of all wells comprising or included in such Property Subdivision and all wells now or hereafter producing from or attributable to such Property Subdivision in an amount not greater than the applicable Working Interest or Working Interests specified for such Property Subdivision in the Property Schedule; and (iii), except for Permitted Encumbrances, is free and clear of all liens, security interests, pledges, collateral assignments, charges, oil, gas or other hydrocarbon sales or processing contracts or options, options or calls on production, valid and enforceable preferential purchase rights or options, restrictions, reservations, encumbrances, encroachments and defaults.

     "Effective Time" shall mean 7:00 a.m., Central Standard Time, on March 1, 1997.

     "Enerco" shall mean Enerco Exploration and Management Co., a Texas corporation.


                             Appendix A - Page 3

     "Environmental Conditions" shall mean any pollution, contamination, degradation, damage or injury caused by, related to or arising from or in connection with the generation, use, handling, treatment, remediation, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials by, in, on or underlying the Assets.

     "Environmental Laws" shall mean all Laws relating to (a) the control of any pollutant or potential pollutant or protection of the air, water, land or the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (c) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful, or (d) wetlands, the Louisiana Coastal Zone, pinelands, or other protected lands or wildlife species. "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 11001 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Louisiana Environmental Quality Act, La. R.S. 30:2001, et seq., as amended from time to time, and regulations promulgated thereunder, and any non-hazardous oilfield wastes ("NOW") defined and regulated by the Louisiana Commissioner of Conservation pursuant to La. R.S. 30:1 et seq., as amended from time to time, and regulations promulgated thereunder.

     "Excluded Assets" shall mean the following:

          (a) all rights, interests, assets and properties described in SCHEDULE A-1;

          (b) except to the extent constituting the Royalty Accounts, all deposits, cash, checks, funds and accounts receivable attributable to Sellers' interest in the Assets with respect to any period of time prior to the Effective Time;

          (c) all (i) Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, (ii) Hydrocarbons attributable to the Subject Interests which, at the Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory, and (iii) proceeds from or of such Hydrocarbons;



                             Appendix A - Page 4

         (d) all receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4; and

         (e) claims of Sellers for refund of or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets.

         "Excluded Liabilities" shall mean, except to the extent constituting an Assumed Liability, any Covered Liabilities arising out of or attributable to the ownership, use, construction, maintenance or operation of the Assets prior to Closing, including, without limitation, any claims made or Covered Liabilities incurred before or after Closing which arise out of or are attributable to (i) any Environmental Condition or any spill, discharge, release, disposal, storage, treatment, processing, remediation, transportation, transmission or other handling of any Hazardous Materials occurring or commencing prior to Closing or (ii) any injury, death, casualty, tortious action or inaction, violation of any Law, existence or incurrence of any defect in the Assets, breach of contract or duty or other similar or dissimilar event or occurrence prior to Closing. Excluded Liabilities shall also include all Covered Liabilities to the extent related to or arising out of the Excluded Assets.

         "Final Adjustment Statement" shall be as defined in Section 3.4.

         "Governmental Authority" shall mean (i) the United States of America,
(ii) any state, county, municipality or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.

         "Hazardous Materials" shall mean any explosives, radioactive materials, asbestos material, urea formaldehyde, hydrocarbon contaminants, underground tanks, pollutants, contaminants, hazardous, corrosive or toxic substances, special waste or waste of any kind, including compounds known as chlorobiophenyls and any material or substance the storage, manufacture, disposal, treatment, generation, use, transport, mediation or release into the environment of which is prohibited, controlled, regulated or licensed under Environmental Laws.

         "Hazardous Substance" shall be as defined in Section 4.1(p).


                             Appencix A - Page 5

          "Hydrocarbons" shall mean (a) crude oil, natural gas, casinghead gas, distillate, condensate, natural gas liquids and other liquid or gaseous hydrocarbons and carbon dioxide, (b) all other minerals (whether similar or dissimilar to the minerals listed in (a) above) of every kind and character, including helium, which may be covered by or included in the leases, conveyances, agreements and other instruments creating, granting, reserving or otherwise establishing any Subject Interest described in the Property Schedule, but only as to the lands covered or affected by such Subject Interests or pooled, unitized or combined therewith, and (c) all minerals, products and substances produced with or extracted, separated, processed or produced from hydrocarbons or other minerals or substances included in (a) or (b) of this definition.

          "Hydrocarbon Interests" means (a) leases affecting, relating to or covering any Hydrocarbons and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to such leases,
(b) fee interests in Hydrocarbons, (c) royalty interests in Hydrocarbons, (d) any other interest in Hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including, without limitation, any farmout or farmin agreement or production payment affecting any interest or estate in Hydrocarbons, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

          "Incidental Rights" shall mean all right, title and interest of Sellers in and to or derived from the following insofar as the same are attributable to the Assets or the Business:

          (a) all unitization, communitization and pooling designations, declarations, agreements and orders, and any production sharing agreements, covering Hydrocarbons in or under the Lands or any portion thereof and the units and pooled or communitized areas created thereby;

          (b) all easements, rights-of-way, leases, permits, licenses, franchises, certificates of public convenience and necessity, servitudes or other rights and privileges which (i) relate or are appurtenant to any Subject Interest or other Assets or (ii) are used or held for use in connection with the Business;

          (c) all machinery, equipment and other tangible personal property (including inventories of tubular goods, supplies and tools) and all fixtures and


                             Appendix A - Page 6
improvements (i) situated upon or attached to any part of the Subject Interests or other Assets or (ii) used or held for use in connection with the Business;

          (d) all purchase, sale or exchange agreements, farm-out or farm-in agreements, operating agreements, joint venture agreements, partnership agreements, division and transfer orders, advance payment agreements, processing contracts, plant agreements, gas balancing or deferred production agreements, pipeline, gathering or transportation agreements, drilling contracts, seismic or geophysical permits or agreements, injection or repressuring agreements, cycling agreements, construction agreements, indemnity agreements, guaranty agreements, salt water or other disposal agreements, equipment or space leases or rental agreements and any and all other contracts or agreements covering, arising out of, used or useful in connection with or otherwise pertaining to the Subject Interests or other Assets or the Business;

          (e) all lease files, land files, prospect files, well files, drilling reports, production records, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, seismic, geophysical, geological and engineering data (to the extent the transfer of such data is not prohibited by existing bona fide contractual obligations with third parties), litigation files, intellectual property, computer software, including tapes, discs, data and program documentation (to the extent the transfer of such computer software is not prohibited by existing bona fide restrictions with third parties) and all other files, maps, logs, data, discs, tapes, documentation, books and records arising out of or relating to the Subject Interests or other Assets or the Business (such files, maps, logs, data, discs, tapes, documentation, books and records being herein called the "Records"); and

          (f) all proceeds of and other rights relating to insurance or condemnation payable or accruing by reason of the loss of, damage to, diminution in the value of or income or revenues from, or taking of all or any part of the Subject Interests or other Assets or the Business occurring after the Effective Time or relating or attributable to the period subsequent to the Effective Time.

          "Indemnified Party" shall be as defined in Section 12.3.

          "Indemnitor" shall be as defined in Section 12.3.

          "Initial Adjustment Amount" shall be as defined in Section 3.3(a).



                             Appendix A - Page 7

          "Lands" shall mean each and every kind and character of right, title, claim or interest which any Seller has in and to the lands covered by or subject to the Subject Interests.

          "Law" shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any Governmental Authority.

          "Net Cash Flow" shall be as defined in Section 3.3(c).

          "Net Revenue Interest" shall mean an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to a Property Subdivision.

          "Permits" shall mean all licenses, permits, certificates, orders, approvals and authorizations of Governmental Authority necessary to own the Assets and conduct the Business.

          "Permitted Encumbrances" shall mean any of the following matters:

          (a) all agreements, instruments, documents, liens, encumbrances, and other matters which are expressly identified and set forth in SCHEDULE A-2;

          (b) any (i) inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, production or operation of the Assets or for the purpose of producing or processing Hydrocarbons therefrom or therein in the ordinary course of business and (ii) materialman's, mechanics', repairman's, employees', contractors', operators' or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to maintenance, production or operation of the Assets or the production or processing of Hydrocarbons therefrom, but only to the extent the matters in (i) and (ii) are matters (x) which Sellers pay and release at or prior to Closing or (y) for which Buyer has expressly agreed to assume or pay pursuant to the terms hereof;

          (c) any liens for Taxes not yet delinquent;


                             Appendix A - Page 8

          (d) any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;

          (e) any easements, rights-of-way, servitudes, permits or licenses to the extent such matters, individually or in the aggregate, do not (i) interfere in any material respect with Buyer's operation of the portion of the Assets burdened thereby or (ii) require Buyer to incur any liability with respect thereto; and

          (f) any agreement, contract, lease, instrument, encumbrance, permit, amendment, extension or other matter entered into by Sellers in accordance with Section 7.1.

          "Person" shall mean any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.

          "Preference Right" shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or any Related Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement or any Related Agreement.

          "Property Schedule" means EXHIBIT A-2 attached to and made a part of this Agreement.

          "Property Subdivision" means each well location, well, well completion, multiple well completion, unit, lease, or other subdivision of property described or referenced in the Property Schedule, including any well or unit projected in the Reserve Report. The Property Subdivision with respect to any well, well location, well completion, or multiple well completion referenced in the Property Schedule shall include the spacing unit for such well, well location, well completion, or multiple well completion.

          "Purchase Price" shall be as defined in Section 3.1.


                             Appendix A - Page 9

     "Records" shall be as defined in the definition of Incidental Rights contained in this Appendix A.

     "Related Agreements" shall be as defined in Section 7.2.

     "Reserve Report" shall mean that certain reserve report dated February 3, 1997, prepared by Albrecht & Associates, Inc. with respect to the Subject Interests.

     "Royalty Accounts" shall mean those separately identifiable accounts which are expressly identified and set forth in SCHEDULE A-3 in which any Seller or any third party operator is holding as of the Effective Time monies which (i) are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of Hydrocarbons attributable to the Assets or (ii) may be subject to refund by royalty owners or other third parties to purchasers of past production of Hydrocarbons attributable to the Assets, subject to Seller's release or transfer thereof in compliance with
Section 8.1.

     "SCPI" shall mean South Central Petroleum, Inc. a Texas corporation.

     "SEI" shall mean Sawyer Energy, Inc., a Louisiana corporation.

     "Seller Indemnified Parties" shall be as defined in Section 12.1.

     "Subject Interests" shall mean and include (i) the undivided interests specified in the Property Schedule in, to or under the Hydrocarbon Interests specifically described in the Property Schedule, (ii) except to the extent constituting Excluded Assets, all other interests of any Seller in, to or under any Hydrocarbon Interests in, to or under or derived from any lands covered by or subject to any of the Hydrocarbon Interests described in the Property Schedule, even though such interests of Sellers may be incorrectly described or referred to in, or a description thereof may be omitted from, the Property Schedule, and (iii) each renewal or extension of any interest covered by (i) or
(ii) above and all interests of any Seller in a new Hydrocarbon Interest taken or acquired in replacement, in whole or in part, of any interest covered by (i) or (ii) above insofar as such renewal, extension or new Hydrocarbon Interest covers the Hydrocarbons which are or were covered by any interest covered by
(i) or (ii) above and such new Hydrocarbon Interest is taken or acquired prior to Closing.

     "Taxes" shall mean all federal, state and local taxes or similar assessments or fees, together with all interest, fines, penalties and additions thereto.

     "Title Defect" shall be as defined in Section 6.2.


                             Appendix A - Page 10

     "Title Defect Amount" shall be as defined in Section 6.1(d).

     "Title Defect Property" shall be as defined in Section 6.1(c).

     "Title Examination Period" shall be as defined in Section 6.1(a).

     "Transfer Requirement" shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which must be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any Asset or any interest therein in order (a) for such sale, assignment, transfer or encumbrance to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any Asset (or of any agreement, instrument or obligation relating to or burdening any Asset) as a result of such sale, assignment, transfer or encumbrance, or
(c) to prevent the creation or imposition of any lien, charge, penalty, restriction, security interest or encumbrance on or with respect to any Asset (or any right thereof from arising) as a result of such sale, assignment, transfer or encumbrance.

     "Unscheduled Imbalance" means, respectively as to each Property Subdivision to which the Subject Interests are attributable and without duplication, the sum (expressed in Mcfs) of (i) the aggregate make-up, prepaid or other volumes of Hydrocarbons, not described on SCHEDULE A-4, that any Seller was obligated as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from the Subject Interests attributable to such Property Subdivision after the Effective Time without then or thereafter being entitled to receive full payment therefor and (ii), to the extent such obligations burden the Assets or Buyer could incur any liability therefor as a result of the transaction contemplated hereby and the same are not described on SCHEDULE A-4 or covered by clause (i) above, the aggregate pipeline or processing plant imbalances or overdeliveries for which any Seller is obligated to pay or deliver Hydrocarbons or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any Hydrocarbons attributable to the Subject Interests.

     "Working Interest" means the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.




                              Appendix A - Page 11